JOBY AVIATION, INC.
2026 PERFORMANCE AWARD PROGRAM

(effective January 1, 2026)

This Performance Award Program (this “Program”) has been adopted by the Compensation Committee of the Board of Directors (the “Board”) of Joby Aviation, Inc. (the “Company”) under the Company’s 2021 Incentive Award Plan (the “Plan”) effective as of January 1, 2026 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Purpose and Participants

The purpose of the Program is to provide an incentive to employees of the Company’s Participating Subsidiaries (as defined below) to achieve certain business and operational goals for the calendar year 2026.

“Participants” in the Program include all permanent employees of the Company’s subsidiaries listed on Exhibit A (the “Participating Subsidiaries”), whether full-time or part-time. If a Participant transitions from a permanent full-time or part-time employee role to a consulting role, or if a Participant changes employment from a Participating Subsidiary to another Company subsidiary that does not participate in the Program, any Awards previously granted under the Program will continue to vest provided that the individual continues to be a Service Provider (as defined in the Plan) through the applicable vesting date.

Other employees or consultants may be granted Awards under the Program on the same or different terms as Participants in the sole discretion of the Administrator, in which case any reference to a “Participant” herein shall also be deemed to refer to such individuals.

Interns, contractors, seasonal workers and other temporary employees are not eligible Participants.
Certain Definitions
As used in this Program, the following terms have the following meanings:
●“Administrator” means the Compensation Committee of the Board, unless otherwise designated by the Board.
●“Award” means an award of Restricted Stock Units (“RSUs”) that is granted under this Program and is subject to performance conditions.
●“Determination Date” means the date determined by the Administrator to evaluate the Company’s achievement certain performance objectives for the Performance

Period and determine the Earned Percentage, such date to be no later than February 28, 2027.
●“Earned Percentage” means a multiplier ranging from 0-200%, as determined by the Administrator in its sole discretion based on its assessment of the Company’s cumulative achievement of its performance objectives during the Performance Period.
●“Grant Date” means the Initial Grant Date, and each other date that the Administrator specifies for the grant of an Award hereunder.
●“Initial Grant Date” means the date that the Administrator approves the first set of Awards under this Program.
●“Performance Period” means January 1, 2026 through December 31, 2026.
●“Proration Multiplier” means:
ofor any Participant who commenced employment with a Participating Subsidiary after January 1, 2026: the ratio of (i) the number of calendar months the Participant will have been employed by the Participating Subsidiary as of December 31, 2026 (assuming the Participant continues to be employed through December 31, 2026), over (ii) 12.1 ofor any Participant who was employed by a Participating Subsidiary on January 1, 2026: 1.0.
ofor any Participant who commenced employment with a Participating Subsidiary on or after December 1, 2026: 0.
●“Specified Price” means the volume weighted average trading price of the Common Stock over the 20 consecutive trading days ending on March 2, 2026, which was $10.12.
●“Target Amount” for a Participant means the target amount established by the Administrator for such Participant or, if no target amount has been established by the Administrator for such Participant, 10% of the Participant’s annualized base salary for salaried employees or annualized base wages for hourly employees, in either case effective as of the day immediately prior to the Grant Date (or, if the Award is approved via Unanimous Written consent, as of with a date selected to be as near as practicable prior to distribution of the Unanimous Written Consent for approval). For hourly employees a Participant’s annualized base wages will be calculated based on the Participant’s expected annual hours multiplied by their hourly pay rate. If the expected number of hours is expressed as a range (i.e. 20-25 hours), the annualized base pay shall be calculated based upon the upper end of the stated range. For salaried employees, a Participant’s annualized salary shall be as reflected in the Participant’s most recent offer letter, compensation change letter, employment status change letter or other employment agreement. In no case will geographic differential pay, shift differential, bonus pay or any other non-base pay be considered in determining a Participant’s annual base salary or wages.
1 For example, if an employee is hired on March 15, 2026, the Proration Multiplier will be 10/12.

Awards
On the Initial Grant Date, each Participant who is a Service Provider as of the date the Specified Price is set shall be granted an Award comprised of a number of RSUs calculated by dividing (a) the product of the Participant’s Target Amount multiplied by the Proration Multiplier by (b) the Specified Price, rounded down to the nearest whole number of RSUs. On each Grant Date thereafter, each Participant who is a Service Provider as of such date and who has not previously been granted an Award under the Program shall, at the discretion of the Administrator, be granted an Award comprised of a number of RSUs calculated by dividing (a) the product of the Participant’s Target Amount multiplied by the Proration Multiplier by (b) the Specified Price, rounded down to the nearest whole number of RSUs.

On the Determination Date, the Administrator shall review the Company’s overall achievement of its organizational performance objectives for the Performance Period to determine the Earned Percentage.

Each Award that is granted hereunder will vest on March 22, 2027 (the “Vesting Date”), subject in each case to the Participant’s continued status as a Service Provider (as defined in the Plan) through the Vesting Date. Leaves of Absence may impact vesting of Awards as described in the Company’s Leave of Absence Policy.

Within 30 days after each Vesting Date, the Company shall settle each RSU that vests on such Vesting Date by issuing the Participant a number of shares of Company Common Stock equal to the product determined by multiplying (a) the number of RSUs underlying the Award held by the Participant by (b) the Earned Percentage cumulatively rounded down to the nearest whole share.

By way of example, if a Participant who was employed for all of 2026 was granted an Award of 750 RSUs and the Earned Percentage was determined to be 110%, 825 shares of Company Common Stock would vest on the Vesting Date, determined by multiplying (a) 750, by (b) 110%, cumulatively rounded down.

Consistent with the terms of the Plan, vested Awards will generally be deposited in a Participant’s account within 30 days after the Vesting Date.

Miscellaneous
The other provisions of the Plan shall apply to the RSUs granted under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form approved by the Administrator and duly executed by an executive officer of the Company.

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EXHIBIT A

Participating Subsidiaries
Joby Aero, Inc.
Joby Aviation College, Inc.
Joby Germany GmbH
Joby Austria GmbH
Joby U.K. Limited
Elevate Air Ltd.
Joby Elevate, Inc.
Joby Elevate MEA, L.L.C.